EXHIBIT 99

PRESS RELEASE

UCI MEDICAL AFFILIATES, INC. REPORTS FIRST QUARTER RESULTS FOR FISCAL YEAR 2011

Columbia, SC – February 14, 2011 – UCI Medical Affiliates, Inc. (Pink Sheets: UCIA.PK) today announced that it had filed its Quarterly Report on Form 10-Q for the quarter ended December 31, 2010.

Revenues for the quarter ended December 31, 2010 were $22,112,826, an increase of $244,096, or 1.12% over revenues of $21,868,730 for the quarter ended December 31, 2009. Net income was $619,340, or $0.06 per share, for the quarter ended December 31, 2010 compared to net income of $234,297, or $0.02 per share, for the quarter ended December 31, 2009.

President and Chief Executive Officer, Michael Stout, MD, stated, “We are very pleased with our operating results in the first quarter of our 2011 fiscal year. In fact, this was the best first quarter in the Company’s history. Our business may be influenced by seasonal factors and the first quarter of our fiscal year is usually very challenging for us. Our goal is to build on our excellent first quarter results throughout the remainder of our 2011 fiscal year.”

Joe Boyle, Executive Vice President and Chief Financial Officer, stated, “Our improved operating results in the first quarter reflect a combination of revenue growth, operating expense control and our continued focus on controlling our general and administrative expenses. As we continue into 2011, we will maintain as a high priority the improvement of our operating margin. Our cash position remained strong during the quarter and even though we did not increase our cash reserves, we were able to fund all our capital expenditures out of internally generated cash.”

UCI Medical Affiliates, Inc. (“UCI”) is a Delaware corporation incorporated on August 25, 1982. Operating through its wholly-owned subsidiary, UCI Medical Affiliates of South Carolina, Inc. (“UCI-SC”), UCI provides nonmedical management and administrative services for a network of 68 freestanding medical centers, 67 of which are located throughout South Carolina and one is located in Knoxville, Tennessee (43 operating as Doctors Care in South Carolina, one as Doctors Care in Knoxville, Tennessee, 20 as Progressive Physical Therapy Services in South Carolina, one as Luberoff Pediatrics in South Carolina, one as Carolina Orthopedic & Sports Medicine in South Carolina and one as Doctors Wellness Center in South Carolina).

Certain of the statements contained in this press release and our Reports on Form 10-Q that are not historical facts are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. We caution readers of this press release and our Reports on Form 10-Q that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Although our management believes that their expectations of future performance are based on reasonable assumptions within the bounds of their knowledge of their business and operations, we can give no assurance that actual results will not differ materially from their expectations. Factors that could cause actual results to differ from expectations include, among other things, (1) the difficulty in controlling our costs of providing healthcare and administering our network of centers; (2) the possible negative effects from changes in reimbursement and capitation payment levels and payment practices by insurance companies, healthcare plans, government payers and other payment sources; (3) the difficulty of attracting primary care physicians; (4) the increasing competition for patients among healthcare providers; (5) possible government regulations negatively impacting our existing organizational structure; (6) the possible negative effects of healthcare reform; (7) the challenges and uncertainties associated with our expansion strategy; (8) the dependence on key personnel; (9) adverse conditions in the stock market, the public debt market, and other capital markets (including changes in interest rate conditions); (10) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a reduced demand for practice management services; (11) the demand for our products and services; (12) technological changes; (13) the ability to increase market share; (14) the adequacy of expense projections and estimates of impairment loss; (15) the impact of change in accounting policies by the Securities and Exchange Commission; (16) unanticipated regulatory or judicial proceedings; (17) the impact on our business, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts; (18) other factors described in our 2010 Form 10-K, including, but not limited to, those matters described under the caption “PART I – ITEM 1A. – RISK FACTORS,” and in our other reports filed with the Securities and Exchange Commission; and (19) our success at managing the risks involved in the foregoing.

Contact:	Joseph A. Boyle
Executive Vice President and Chief Financial Officer
UCI Medical Affiliates, Inc.
1818 Henderson Street
Columbia, South Carolina 29201
(803) 782-4278
www.ucimedinc.com